Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2016 Results

LOUISVILLE, KY. (May 2, 2016) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 29, 2016.

	First Quarter
($000’s)	2016	2015	% Change

Total revenue	$515,559	$460,230	12
Income from operations	52,811	48,600	9
Net income	35,593	32,292	10
Diluted EPS	$0.50	$0.46	10

Results for the first quarter included the following highlights:

•                  Comparable restaurant sales growth of 4.6% at company restaurants and 3.1% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 116 basis points to 20.1%, primarily driven by lower food costs;

•                  Diluted earnings per share increased 9.8% to $0.50 from $0.46 in the prior year;

•                  The Company recorded a pre-tax charge of $5.5 million ($3.4 million after-tax) related to a pending legal settlement which had a $0.05 impact on diluted earnings per share and a 10.0% impact on diluted earnings per share growth;

•                  Seven company-owned restaurants were opened, including two Bubba’s 33 restaurants; and,

•                  The Company repurchased 114,700 shares of its common stock for $4.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased that our top-line momentum continued in the first quarter, driven by solid traffic growth.  Strong comp sales, along with commodity deflation driven by lower beef costs helped us deliver near double digit earnings growth this quarter.  As of today, we have opened ten company restaurants, as well as two international franchise openings, including our first in the Philippines.  Beyond restaurant development, our balance sheet and cash flow remain healthy and we believe we are well-positioned for long-term growth.”

2016 Outlook

The Company reported that comparable restaurant sales growth at company restaurants for the first four weeks of its second quarter of fiscal 2016 was approximately 5.1% compared to the prior year period.

Management reiterated the following expectations for 2016:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including approximately seven Bubba’s 33 restaurants;

•                  1.0% to 2.0% food cost deflation;

•                  An income tax rate of approximately 30.0%; and,

•                  Total capital expenditures of $165.0 million to $175.0 million.

Conference Call

The Company is hosting a conference call today, May 2, 2016 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 675-4756 or (719) 325-4940 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 4379719 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 495 restaurants system-wide in 49 states and five foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 29, 2016	March 31, 2015

Revenue:
Restaurant sales	$511,284	$456,293
Franchise royalties and fees	4,275	3,937

Total revenue	515,559	460,230

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	173,128	159,980
Labor	147,546	131,404
Rent	10,027	8,979
Other operating	77,612	69,317
Pre-opening	4,825	3,818
Depreciation and amortization	19,539	16,335
Impairment and closure	11	—
General and administrative	30,060	21,797

Total costs and expenses	462,748	411,630

Income from operations	52,811	48,600

Interest expense, net	305	515
Equity income from investments in unconsolidated affiliates	352	372

Income before taxes	52,858	48,457
Provision for income taxes	15,857	14,876

Net income including noncontrolling interests	$37,001	$33,581
Less: Net income attributable to noncontrolling interests	1,408	1,289
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$35,593	$32,292

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.51	$0.46
Diluted	$0.50	$0.46

Weighted average shares outstanding:
Basic	70,169	69,841
Diluted	70,764	70,528

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 29, 2016	December 29, 2015

Cash and cash equivalents	$95,992	$59,334
Other current assets	51,218	74,479
Property and equipment, net	766,331	751,288
Goodwill	116,571	116,571
Intangible assets, net	4,488	4,827
Other assets	27,014	26,207

Total assets	$1,061,614	$1,032,706

Current maturities of long-term debt	147	144
Other current liabilities	233,097	256,498
Long-term debt, excluding current maturities	50,512	25,550
Other liabilities	78,566	73,332
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	691,537	669,662
Noncontrolling interests	7,755	7,520

Total liabilities and equity	$1,061,614	$1,032,706

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 29, 2016	March 31, 2015
Cash flows from operating activities:
Net income including noncontrolling interests	$37,001	$33,581
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	19,539	16,335
Share-based compensation expense	5,788	4,904
Other noncash adjustments	802	(41)
Change in working capital	1,758	2,913
Net cash provided by operating activities	64,888	57,692

Cash flows from investing activities:
Capital expenditures - property and equipment	(34,179)	(33,437)
Proceeds from sale of property and equipment, including insurance proceeds	—	9
Net cash used in investing activities	(34,179)	(33,428)

Cash flows from financing activities:
Proceeds from revolving credit facility	25,000	—
Repurchase shares of common stock	(4,110)	—
Dividends paid	(11,919)	(10,443)
Other financing activities	(3,022)	(1,431)
Net cash provided by (used in) financing activities	5,949	(11,874)

Net increase in cash and cash equivalents	36,658	12,390
Cash and cash equivalents - beginning of period	59,334	86,122
Cash and cash equivalents - end of period	$95,992	$98,512

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2016	2015	vs LY

Restaurant openings
Company - Texas Roadhouse	5	2	3
Company - Bubba’s 33	2	1	1
Company - Other	0	0	0
Franchise - Texas Roadhouse	1	0	1
Total	8	3	5

Restaurants open at the end of the quarter
Company - Texas Roadhouse	397	370	27
Company - Bubba’s 33	9	4	5
Company - Other	2	1	1
Franchise - Texas Roadhouse	83	79	4
Total	491	454	37

Company-owned restaurants
Restaurant sales	$511,284	$456,293	12.1%
Store weeks	5,262	4,857	8.3%
Comparable restaurant sales growth (1)	4.6%	8.9%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.6%	8.8%
Average unit volume (2)	$1,270	$1,220	4.1%
Weekly sales by group:
Comparable restaurants (358 units)	$98,156
Average unit volume restaurants (18 units) (3)	$88,094
Restaurants less than 6 months old (21 units)	$98,583

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.9%	35.1%	(120	) bps
Labor	28.9%	28.8%	6	bps
Rent	2.0%	2.0%	(1	) bps
Other operating	15.2%	15.2%	(1	) bps
Total	79.9%	81.0%	(116	) bps

Restaurant margin (4)	20.1%	19.0%	116	bps

Restaurant margin $(in thousands)	$102,970	$86,613	18.9%
Restaurant margin $/Store week	$19,569	$17,833	9.7%

Franchise-owned restaurants
Franchise royalties and fees	$4,275	$3,937	8.6%
Store weeks	1,070	1,027	4.2%
Comparable restaurant sales growth (1)	3.1%	8.0%
Average unit volume (2)	$1,317	$1,306	0.8%

Pre-opening expense	$4,825	$3,818	26.4%

Depreciation and amortization	$19,539	$16,335	19.6%
As a% of revenue	3.8%	3.5%	24	bps

General and administrative expenses	$30,060	$21,797	37.9%
As a% of revenue	5.8%	4.7%	109	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.